UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Fleetwood Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 5, 2008

  RE:
  SUPPLEMENT TO PROXY STATEMENT

Dear Shareholder:

        Recently, you received our Proxy Statement and Proxy Card for the Annual Meeting of Shareholders to be held at 9:00 a.m. (Pacific) on Thursday, September 18, 2008 at the corporate offices of the Company, 3125 Myers Street, Riverside, California 92503.

        Proposals 2 and 3 of the Proxy Statement seek, among other things, your approval to amend the Restated Certificate of Incorporation by increasing the authorized number of shares of Common Stock from 150,000,000 to 300,000,000 and reducing the Common Stock par value from $1.00 per share to $0.01 per share as well as your approval for the Company to issue in excess of 20% of the shares of Common Stock outstanding as of July 23, 2008. The Proxy Statement stated that the additional authorized shares are intended to provide us with flexibility both to manage liquidity and make issuances of our Common Stock as may be necessary to complete any advisable corporate transactions, including future offerings of equity or convertible debt instruments, either for cash or in exchange for the existing Trust Preferred or Debentures, and the possible issuance of shares in connection with a repurchase of the Debentures.

        In the Proxy Statement the Company stated that its Board did not have any current plans or intentions to issue the additional shares authorized in Proposal 2, or to issue shares in excess of 20% of the number of shares of Common Stock outstanding as of July 23, 2008, other than in connection with a settlement of the put of the Debentures with Common Stock. In light of the current difficult conditions in our markets and weakness in the price of our Common Stock, management and the Company's legal and financial advisors have been discussing several alternative courses of action with the Board of Directors, including the possibility of engaging in one or more capital-raising transactions or exchange offers prior to the maturity of the Debenture put rights in December 2008 as an alternative to a settlement of the put rights with shares of Common Stock.

        This Supplement is being sent to you to disclose that, although the Company does not have any definitive plans or intentions to issue the additional shares authorized in Proposal 2, or to issue shares in excess of 20% of the number of shares of Common Stock outstanding as of July 23, 2008 other than in connection with a settlement of a put of the Debentures with Common Stock, management is exploring the possibility of transactions that could result in the issuance of more than 20% of the outstanding Common Stock, either directly or underlying new securities that may be convertible into or exercisable for Common Stock. The Company does not currently have any specific plans with respect to any such transactions. It is possible but not certain that any such transaction could require the approval of our stockholders under our listing agreement with the New York Stock Exchange. We cannot assure you that any offering of securities will in fact be completed. Whether the Company will ultimately make and complete any offering, as well as the size and terms of any issuance, will depend upon a number of critical factors, including but not limited to current market conditions at the time.

        For your convenience, we have enclosed a proxy card with this Supplement. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. If you have not previously submitted a proxy card or if you wish to revoke or change your prior voting instruction, please complete, date, sign and return the enclosed proxy card as soon as possible. If you are a registered holder and have already submitted a properly executed proxy card, you can also attend the Annual Meeting and vote in person to change your vote. If your shares are held in "street name" by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

        The Board of Directors continues to recommend that you vote your shares "FOR" Proposals 2 and 3 on your Proxy Card. This Supplement should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ending April 27, 2008, the Quarterly Report on Form 10-Q for the quarterly period ending July 27, 2008 and the Proxy Statement mailed to shareholders on or about August 18, 2008. Capitalized terms used but not defined herein have the meanings given to them in the Proxy Statement.

        Thank you for your support.

Sincerely,

Leonard J. McGill SVP, General Counsel and Corporate Secretary